SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 15, 2006

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		Number)

5100 Patrick Henry Drive
Santa Clara, CA 95054
(Address of principal executive offices)

(408) 764-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.                                    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 19, 2006, Coherent, Inc. (“Coherent” or the “Company”) received a written staff determination notice from The Nasdaq Stock Market stating that Coherent is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).  This notice was received because the Company did not file its annual report on Form 10-K for the fiscal year ended September 30, 2006 by its due date of December 14, 2006, due to the continuing review by a special committee of its board of directors of the Company’s historical stock option practices and related accounting.  The Company issued a press release on December 20, 2006 disclosing its receipt of this Nasdaq staff determination notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Nasdaq staff determination notice indicated that the Company’s common stock will be delisted from the Nasdaq Global Select Market unless Coherent requests a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”).  Accordingly, the Company will request such a hearing before the Panel to review the Nasdaq Staff Determination notice.  Pending a decision by the Panel, Coherent’s common stock will remain listed on the Nasdaq Global Select Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

ITEM 8.01.	Other Events

On December 15, 2006, the Company received a letter from the trustee for the holders of the Company’s $200 million aggregate outstanding principal amount of 2.75% Convertible Subordinated Notes due 2011 stating that the Company has violated certain indenture provisions as a result of its failure to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2006 with the Securities and Exchange Commission.

The indentures for the notes provide that such a default could be cured by making that filing with the Securities and Exchange Commission within 60 days after the receipt by the Company of the notice of default. Such indentures also provide that such a default, if not cured by that date, would give certain holders and the trustee the right to accelerate the maturity of the notes.

ITEM 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press release of Coherent issued on December 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: December 20, 2006
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel

EXHIBITS

Exhibit No.	Description

99.1	Press release of Coherent issued on December 20, 2006